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                                                                    EXHIBIT 10.8


                          INTRAVISION LICENSE AGREEMENT

                  This IntraVision License Agreement (this "Agreement"), is made by and between Spatial Component LLC ("Spatial"), a company organized under the laws of the state of Delaware, and PlanetCAD Inc. (formerly known as Spatial Technology Inc.), a corporation organized under the laws of the State of Delaware ("PlanetCAD") (each a "Party," together, the "Parties").

                                   WITNESSETH:

                  WHEREAS, PlanetCAD, Spatial, and DASSAULT SYSTEMES CORP. entered into a certain Purchase Agreement, dated July 4, 2000 ("Purchase Agreement"), pursuant to which Spatial, a fully owned subsidiary of DASSAULT SYSTEMES CORP. acquired the Component Business (as defined in the Purchase Agreement) from PlanetCAD including certain software; and

                  WHEREAS, in connection with the Purchase Agreement and as a condition to closing the transaction contemplated thereunder, and for good and valuable consideration, Spatial desires to license to PlanetCAD certain software, some in source code, and to appoint PlanetCAD as the exclusive end user reseller for such software and end user products associated with such software, all in accordance with the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in the Purchase Agreement and in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.       DEFINITIONS

         As used in this Agreement, the terms defined in this section shall have the following respective meanings. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Purchase Agreement.

AFFILIATE(S) shall mean, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person. As of the date of signature of this Agreement, the list of Affiliates for each party is specified in Schedule A.

ASP(S) shall mean for this Agreement, application services provider, i.e. service(s) offered on line, through Web sites or as enterprise versions offered on corporate Intranets, allowing end users to use an application software functionality, provided by a supplier on its Web site or on a corporate server in the case of enterprise versions, on a one task at a time or subscription basis, and charged to the end user as such, with no access to the underlying software application that allows the technical work of the task to be performed. The foregoing does not preclude


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PlanetCAD from providing the IntraVision Viewer as an Internet hosted ASP or on a corporate server for enterprise versions.

CNDA shall mean the Confidential and Non-Disclosure Agreement ref
01344A2000GRUP, among, inter alia, PlanetCAD and Spatial executed contemporaneously herewith.

CONTROL, with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided that PlanetCAD shall not be deemed to be controlled by any other Person or under common control with any Person that is not one of its subsidiaries and Spatial shall not be deemed to be controlled by any other Person or under common control with any Person that is not controlled or under common control of Dassault Systemes.

DERIVATIVE WORK(S), means, related to Software, a work which is based upon in whole or in part of such Software, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such Software may be recast, transformed, or adapted, or which, if prepared without authorization of the owner of the copyright or other intellectual property right in such Software, would constitute a copyright infringement or other violation of the intellectual property rights. A Derivative Work shall also include, without limitation, compilations or link-edits, improvements, bug fixes, corrections, look and feel changes, upgrades, updates and new version that incorporate such Software in whole or in part.

EFFECTIVE DATE means November 14, 2000.

INTRAVISION shall mean the computer software program known as IntraVISION Enterprise(R) or IntraVision Enterprise Viewer, in the version and release that is commercially available at the Effective Date.

IVSDK shall mean the IntraVision Software Development Kit, in the version and release that is commercially available at the Effective Date, as well as further corrections, enhancements and modifications.

INTELLECTUAL PROPERTY shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) Patents, (d) Trademarks, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, all moral rights of authors therein, and all rights therein provided by international treaties, conventions or common law, (f) Software, and (g) trade secrets.


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PERSON(S) shall mean any individual or legal entity, including without limitation, partnership, corporation, association, trust or unincorporated organization.

SOFTWARE shall mean any computer software program, including programming-code, on-line documentation, if any, user interface related thereto or associated therewith, to the extent that such user interface does exist, and related user and installation documentation other than on-line documentation associated with this computer software program.

SOURCE CODE shall mean computer-programming code and related system documentation, comments and procedural code, that is not directly executable by a computer but which may be printed out or displayed in a form readable and understandable by a qualified programmer.

2.       PURPOSE

         Subject to the terms and conditions herein, Spatial agrees to license the source code of IntraVision and to grant PlanetCAD the exclusive right to sell IntraVision.

3.       OWNERSHIP RIGHTS AND LICENSE GRANTS

         3.1 Ownership of IntraVision. Except for the rights granted PlanetCAD in this Section 3, all right, title and interest in and to IntraVision shall remain with Spatial, including the right to create Derivative Works of IntraVision.

         3.2 Source Code Development and Derivative Works License to IntraVision. As of the Effective Date, and subject to Sections
                  5.1 and 10.20, Spatial grants to PlanetCAD a perpetual, worldwide, irrevocable, exclusive license to use, maintain and support, adapt, prepare, compile, install, make, execute, access, and reproduce, the IntraVision Source Code, and make Derivative Works thereof, to develop and to offer its customers end user products. The license in this Section 3.2 grants PlanetCAD from the Effective Date the exclusive right to (a) market and distribute IntraVision products; (b) create Derivative Works of, and modifications and enhancements to IntraVision in which all right, title and interest will be in PlanetCAD; and (c) use the IntraVision name and all trademarks and trade names associated therewith for such marketing and distribution. The parties agree that notwithstanding the exclusivity granted to PlanetCAD for this license, all licenses previously granted to end users or distributors are valid and in full force and effect and Spatial shall be entitled to keep using its rights to IntraVision for fulfilling all such existing obligations through their contractual term. Spatial will keep all right to use IntraVision for test and demonstration purposes. PlanetCAD shall not use this license to create a software that is similar to the IVSDK or that competes with the IVSDK.

         3.3 Ownership of Derivative Works of IntraVision. The Parties agree that Derivative Works based on IntraVision will be created by PlanetCAD under this Agreement


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                  and that all right, title and interest in and to all or part of the Derivative Works made by PlanetCAD pursuant to the license granted in Section 3.2 shall be owned exclusively by PlanetCAD. Spatial understands and agrees that such Derivative Works made by PlanetCAD, as well as any portion thereof, shall be the sole property of PlanetCAD from date of creation and, to the extent permitted by law. To the extent an assignment is necessary and that this assignment cannot be made at present, Spatial agrees to assign to PlanetCAD all of its right, title and interest in and to these Derivative Works, and any part thereof, and in and to all copyrights, patents and other proprietary rights Spatial may have in such Derivative Works.

         3.4 IntraVision Customers. Subject to any applicable law and, when required by law or contract, subject to customers' approval if needed, Spatial shall assign its IntraVision customers, including any maintenance contracts for ongoing updates and support, to PlanetCAD. In order to facilitate such assignment, Spatial shall introduce its customers to PlanetCAD and assist PlanetCAD in transitioning such customers. The list of such customers is attached to this Agreement as Schedule B; PlanetCAD agrees to fulfill the obligations due these customers and take all actions reasonably necessary to satisfy them. PlanetCAD agrees that it has full knowledge of these customers and related obligations since they were PlanetCAD customers until the Effective Date. PlanetCAD agrees to discharge Spatial from any and all liabilities related to such transferred customers.

4.       MAINTENANCE, SUPPORT AND UPGRADES

                  Spatial shall not provide maintenance, support, or upgrades for IntraVision.

5.       ROYALTY FEES, PAYMENT

         5.1 Royalty Fees. [REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT. OMITTED INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH SUCH REQUEST FOR CONFIDENTIAL TREATMENT.]

         5.2 Reporting and Payment of Royalty. Royalty payments will be made on a quarterly basis. PlanetCAD shall provide a royalty report to Spatial within 10 business days after the end of each quarter, subject to adjustment within 30 days of receipt of such report, and the report shall be accompanied by payment for royalties due, if any.

         5.3 Audit Rights. PlanetCAD shall, for two years, keep true and accurate records and books of account for each transaction subject to the royalty obligation set forth in this Section 5 containing all particulars which may be necessary for the purpose of auditing payments to Spatial under this Agreement. During such two year


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                  period, and upon reasonable notice to PlanetCAD, Spatial shall have the right to have an audit conducted through a licensed independent accounting firm, of any billings, collections, and taxes on such itemized statement, and to examine the records and books of account of PlanetCAD in connection therewith. PlanetCAD will bear the costs of such audit if a discrepancy or error of computation in an amount greater than USD 10,000 in favor of Dassault is identified. Any audit conducted pursuant to this Section 5.3 shall not be conducted in such a manner as to unreasonably interfere with PlanetCAD's operations and in no event shall an audit be conducted more frequently than once each year.

6.       PAYMENTS AND TAXATION

         6.1 Payments. All payments due under this Agreement shall be made in U.S. dollars by bank check or electronic transfer to an account designated by Spatial.

         6.2 Definition of Net Revenue. Net Revenue shall consist of all revenues recognized by PlanetCAD for the sale and licensing of IntraVision and Derivative Works thereof, including enterprise versions and ASP services offered directly or indirectly by PlanetCAD that incorporate, or are facilitated by or are based on IntraVision and/or Derivative Works thereof. Royalty payments to Spatial shall be based on a prorata share of the total price (if IntraVision is offered as a service or ASP or as a bundled product). Any discount on bundled products, services, ASPs or other products including IntraVision or Derivative Works as well as in IntraVision or Derivative Works sold as standalone products, shall be made pro rata to the other products in the same offer/bundle of software or services. Net Revenue shall be net of any applicable discounts and net of any commissions or fees paid to third party resellers, and less any other fees and charges invoiced by PlanetCAD to the customers, without deduction by PlanetCAD of any other costs or expenses related to achievement of the revenue, provided, however, that Net Revenue shall be reduced by the amount, if any, of (i) value-added taxes, (ii) sales taxes or (iii) withholding taxes imposed by any jurisdiction on payments made by a payor in such jurisdiction to a payee outside of such jurisdiction.

         6.3 Pricing. PlanetCAD will set prices for IntraVision and ASP services based on IntraVision, based on a competitive assessment of similar products. PlanetCAD will provide information to Spatial within 15 days of any change to list prices.

7.       WARRANTIES AND DISCLAIMER OF WARRANTIES

         7.1 Mutual Representations. Each Party represents and warrants to the other Party that such Party:

                  (i) Has suitable agreements with its respective employees to meet the confidentiality obligations under this Agreement; and


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                  (ii)     It is under no obligation or restriction, and will
                           not assume any obligation or restriction, that would prevent it from performing its obligations under this Agreement.

         7.2 Spatial Representations. Spatial makes no representation and warranties on IntraVision since the product was transferred to it by PlanetCAD under the Purchase Agreement. IntraVision is licensed on an "AS IS" basis. Spatial represents that it has no intention to (i) make or develop products based on or incorporating IntraVision or (ii) upgrade, modify, enhance or otherwise maintain IntraVision.

         7.3 DISCLAIMER OF WARRANTIES. THERE SHALL BE NO WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS STATED IN THIS SECTION 7, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, USE, OR REQUIREMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY INFORMATION OR MATERIALS FURNISHED BY EITHER PARTY TO THE OTHER ARE PROVIDED ON AN "AS IS" BASIS.

8.       LIMITATION OF LIABILITY AND INDEMNIFICATION

         8.1      LIMITATION OF LIABILITY.

                  8.1.1 WITH THE EXCEPTION OF CLAIMS FOR PERSONAL INJURY OR DEATH, AND THE CONFIDENTIALITY PROVISIONS SET FORTH IN SECTION 10.1: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY LOST PROFITS, LOST SAVINGS, LOST STAFF TIME OR OTHER ECONOMIC DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  8.1.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR AN AMOUNT GREATER THAN THE AMOUNT THAT SPATIAL HAS RECEIVED PURSUANT TO SECTION 5.1 IN THE TWELVE MONTH PERIOD PRECEDING THE CLAIM.

9.       TERM

         This Agreement shall come into force as of the Effective Date, and shall remain valid until the expiration of the last copyright or other protection available in any Software herein licensed.


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10.      MISCELLANEOUS

         10.1 Confidentiality. All communications and information disclosed by one Party to the other Party under this Agreement shall be subject to the terms and conditions of the CNDA. Notwithstanding anything to the contrary in the CNDA, all information relating to the Source Code of IntraVision thereof shall be deemed to be Confidential Information under the CNDA even though they are not marked confidential.

         10.2 Freedom of Action. Except as otherwise provided, nothing contained in this Agreement shall be construed to limit or impair any right of either Party to enter into similar agreements with other parties, or to develop, acquire, license or market, directly or indirectly, other products or services, competitive with those offered by the other Party.

         10.3 Additional Instruments. Notwithstanding termination of this Agreement, the Parties covenant and agree to execute and deliver any additional instruments or documents necessary to carry out the general intent of this Agreement, including without limitation patent assignments or any other assignments necessary to evidence the ownership of Intellectual Property contemplated hereby or any such additional instruments or documents, including such instruments as may be required by the laws of any jurisdiction, now or in effect or hereinafter enacted, that may affect a Party's rights, title or interest, as applicable, in and to any of the software governed hereby.

         10.5 Irreparable Injury. Each Party acknowledges and agrees that each covenant in this Agreement pertaining to confidential information and ownership of intellectual property is reasonable and necessary to protect and preserve the rights of the other Party in its confidential information and intellectual property, and that any breach by such Party of the terms of this Agreement may result in irreparable injury to the other Party. Each Party, therefore, subject to a claim of laches, estoppel, acquiescence or other delay in seeking relief, consents and agrees that the other Party shall be entitled to seek and obtain a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of this Agreement and waives any requirement that the other Party post a bond in connection with seeking such injunctive relief.

         10.6 Relationship of the Parties. PlanetCAD and Spatial are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party has the authority to act as agent for the other Party or to conduct business in the name of such other Party or make statements, warranties or representations that exceed or are inconsistent with the warranties provided hereunder.

         10.7 Notices. All notices required or permitted shall be given in writing, in the English language, and shall be deemed effectively delivered upon personal delivery or


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                  three days after deposit with a carrier by registered mail or other equivalent service, postage prepaid, return receipt requested, addressed as follows, or to such other address as either Party may designate to the other:

                        In the case of PlanetCAD: PlanetCAD Inc.
                                                  2520 55th Street, Suite 200
                                                  Boulder, Colorado 80301
                                                  Attn:  Office of the President

                        In the case of Spatial:   Spatial
                                                  2425 55th Street, Suite 100
                                                  Boulder, Colorado 80301
                                                  Attn:  Mr. Mike Payne, CEO

         10.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.9 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

         10.10 Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Spatial and PlanetCAD with respect to the subject matter hereof.

         10.11 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, duly authorized representatives of Spatial and PlanetCAD.

         10.12 Applicable Law, Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state (without regard to the conflicts of Law provisions thereof). This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. The parties hereto hereby (a) submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware, The City of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree, to the fullest extent permitted by applicable law, to waive, and not to assert by way of motion, defense, or otherwise, in any such Action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or


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                  execution, that the Action is brought in an inconvenient
                  forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

         10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

         10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         10.15 No Waiver. The failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of the right to subsequently enforce such provision, or any other provision of this Agreement.

         10.16 Force Majeure. Neither Party shall be held liable for any failure to perform any of its obligations under this Agreement for as long as, and to the extent that such failure is due to an event of force majeure. An event of force majeure shall include general strikes, lockouts, acts of God, acts of war, mobilization of troops, fire, extreme weather, flood, or other natural calamity, embargo, acts of governmental agency, government or any other laws or regulations.

         10.17 Expenses. Except as expressly provided for in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement, including without limitation travel and living expenses incurred by that Party's employees.

         10.18    Assignment; Subcontracting; Third Party Beneficiaries.

                  (a) This Agreement may be assigned or otherwise transferred, by operation of law or otherwise without the express written consent of PlanetCAD and Spatial, but in such event the assigning Party shall give notice to the non-assigning Party and the non-assigning Party shall have the right to terminate its maintenance and support obligations under this Agreement within the 30 day period following receipt of such notice.

                  (b) Either Party may assign or otherwise transfer all or part of this Agreement to any of its Affiliates and for as long as it remains an Affiliate; provided that no such assignment shall relieve a Party of any of its obligations under this Agreement. In the event there is a change of Control of an Affiliate which terminates its status as an Affiliate of the party to this Agreement, and this


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                           Agreement has been assigned to such an Affiliate,
                           this Agreement shall be assigned back to the party within 6 months of the effective date of the change of Control.


                  (c) This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns, subcontractor or transferee, and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of either Party, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         10.19 Trademarks. Spatial grants to PlanetCAD a non-exclusive, royalty-free license to use the mark IntraVision(R) in connection with advertising, promotion, sale and support of any products or services developed or created under Section 3 of this Agreement. Subject to the foregoing, neither Party shall have the right under this Agreement to use the other Party's trademarks or trade names in connection with any product, service, promotion, public announcement, advertisement or other publication, without securing the prior written consent of such other Party.

         10.20 Third Party Licenses. Each party is relieved of its obligations, if any, to (i) deliver the Source Code of a product licensed hereunder or (ii) authorize the creation of Derivative Works from Source Code hereunder to the extent that fulfilling such obligations would cause such party to breach any third party license agreement entered into by such party after the Effective Date.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized officers or representatives.

In Paris, on November 14, 2000

 For PlanetCAD Inc.                         For Spatial

 Its: Chief Executive Officer               Its: Secretary
 Name: R. Bruce Morgan                      Name: Thibault de Tersant

 Signature: /s/ R. Bruce Morgan             Signature:  /s/ Thibault de Tersant